Exhibit 99.1

Tallgrass Energy Increases 2016 Financial Guidance and Extends Long-Term Guidance Through 2018

LEAWOOD, Kan.--(BUSINESS WIRE)--May 17, 2016--Tallgrass Energy Partners, LP (NYSE: TEP) ("TEP") and Tallgrass Energy GP, LP (NYSE: TEGP) ("TEGP"), collectively referred to as Tallgrass Energy, today announced updated guidance for fiscal year 2016 as a result of TEP’s recent acquisition of a 25 percent membership interest in Rockies Express Pipeline LLC (“REX”).

Conference Call and Presentation Materials

Please join Tallgrass Energy for a conference call and webcast to discuss its updated 2016 guidance and REX acquisition at 10:00 a.m. Central Time on Tuesday, May 17, 2016. Interested parties may listen via a link posted to the Investor Relations section of our website and the replay will be available on our website for at least seven days following the live call. Presentation materials that will facilitate the discussion will be posted to the Investor Relations section of our website on Tuesday, May 17, 2016.

TEP Financial Outlook and Guidance through 2018

TEP expects distributable cash flow of $345 - $375 million and distribution coverage of 1.15 - 1.20x, for the year ended December 31, 2016. TEP also expects to grow its annualized distribution for 2016 by approximately 27 – 30 percent. Additionally, TEP expects a minimum average compounded annualized distribution growth rate of at least 20 percent for 2017 and 2018.

TEP’s management intends to recommend that its board of directors increase its quarterly distributions for the second and third quarters of 2016 by a total of approximately $0.09 per unit over its distribution of $0.705 per unit for the first quarter of 2016.

TEGP Distribution Outlook and Guidance

For 2016, TEGP continues to expect its cash distributions to Class A shareholders to grow at approximately two times the distribution growth rate of TEP’s cash distributions. For example, if TEP’s cash distribution per unit for the fourth quarter of 2016 grows by approximately 25 – 30 percent as compared to TEP’s cash distribution per unit for the fourth quarter of 2015, TEGP would expect approximately 50 – 60 percent growth in cash distributions to Class A shareholders when comparing the same quarters.

About Tallgrass Energy Partners, LP

Tallgrass Energy Partners, LP (NYSE: TEP) is a publicly traded, growth-oriented limited partnership formed to own, operate, acquire and develop midstream energy assets in North America. TEP currently provides crude oil transportation to customers in Wyoming, Colorado, and the surrounding regions through Pony Express, which owns the Pony Express System, a crude oil pipeline commencing in Guernsey, Wyoming and terminating in Cushing, Oklahoma that includes a lateral in northeast Colorado that commences in Weld County, Colorado, and interconnects with the pipeline just east of Sterling, Colorado. It provides natural gas transportation and storage services for customers in the Rocky Mountain, Midwest and Appalachian regions of the United States through the Rockies Express Pipeline, a FERC-regulated natural gas pipeline system extending from Opal, Wyoming and Meeker, Colorado to Clarington, Ohio, the Tallgrass Interstate Gas Transmission system, a FERC-regulated natural gas transportation and storage system located in Colorado, Kansas, Missouri, Nebraska and Wyoming, and the Trailblazer Pipeline system, a FERC-regulated natural gas pipeline system extending from the Colorado and Wyoming border to Beatrice, Nebraska. TEP provides services for customers in Wyoming at the Casper and Douglas natural gas processing facilities and the West Frenchie Draw natural gas treating facility, and NGL transportation services in Northeast Colorado. TEP also performs water business services in Colorado and Texas through BNN Water Solutions, LLC. TEP’s operations are strategically located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford and Bakken shale formations.

About Tallgrass Energy GP, LP

Tallgrass Energy GP, LP (NYSE: TEGP) is a limited partnership that has elected to be treated as a corporation for U.S. federal income tax purposes. TEGP owns a controlling membership interest in Tallgrass Equity, LLC through its role as the sole managing member. Tallgrass Equity, LLC owns, both directly and through its ownership of the general partner of TEP, all of TEP's incentive distribution rights, 100 percent of the general partner interest in TEP and 20,000,000 TEP Common Units.

To learn more, please visit our website at www.tallgrassenergy.com.

Cautionary Note Concerning Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include TEP's and TEGP's 2016 financial and distribution outlook and guidance, TEP's and TEGP's expected distribution growth rates in future periods and TEP’s intent to recommend an increase of its quarterly distributions in the second and third quarters in 2016. Forward looking statements may also include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of TEP, TEGP and their subsidiaries, including: the ability to pursue expansions and other opportunities for incremental volumes; natural gas and crude oil production growth in TEP's operating areas; expected future benefits of acquisitions or expansion projects; timing of anticipated spending on planned expenses and maintenance capital projects; and distribution rate and growth, including variability of quarterly distribution coverage. These statements are based on certain assumptions made by TEP and TEGP based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of TEP and TEGP, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to TEP and TEGP’s financial performance and results, availability of sufficient cash flow to pay distributions and execute their business plans, the demand for natural gas storage, processing and transportation services and for crude oil transportation services, operating hazards, the effects of government regulation, tax position and other risks incidental to transporting, storing and processing natural gas or transporting crude oil and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by TEP and TEGP with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and TEP and TEGP do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
Tallgrass Energy
Investor and Financial Inquiries
Nate Lien, 913-928-6012
investor.relations@tallgrassenergylp.com
or
Media and Trade Inquiries
Phyllis Hammond, 913-928-6014
media.relations@tallgrassenergylp.com